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                                                                   Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT


SUBSIDIARY NAME                                     JURISDICTION OF FORMATION
---------------                                     -------------------------
TravelCenters of America Holding Company LLC        Delaware
TA Operating LLC                                    Delaware
TA Franchise Systems LLC                            Delaware
TA Leasing LLC                                      Delaware
TA Travel, L.L.C.                                   Delaware
The TravelCenters of America Foundation             Ohio
3073000 Nova Scotia Company                         Nova Scotia, Canada
TravelCentres Canada Limited Partnership            Ontario, Canada
TravelCentres Canada Inc.                           Ontario, Canada